press release                                                         UPC



                 UNITED PAN-EUROPE COMMUNICATIONS N.V. ANNOUNCES
                      AMENDMENT TO ARTICLES OF ASSOCIATION


Amsterdam, The Netherlands - August 28, 2003: United Pan-Europe Communications N.V. ("UPC" or the "Company") (EURONEXT Amsterdam: UPC) today announces that at the Extraordinary General Meeting held today the required absolute majority of shareholders voted in favour of the proposed amendment to the company's articles of association to allow holders of the company's ordinary shares C to convert one or more of their ordinary shares C into ordinary shares A on a one-for-one basis. The purpose of the conversion is to facilitate the delisting of the ordinary shares A from the Euronext Amsterdam Stock Exchange ("AEX"). It is expected that, as previously highlighted, the last day of trading for UPC ordinary shares A on the AEX (ticker UPC) will be September 4, 2003.



United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC's shares are traded on Euronext Amsterdam Exchange (UPC) and in the United States on the Over The Counter Bulletin Board (UPCOY). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

NOTE: Except for historical information contained herein, this release contains forward-looking statements, which involve certain risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include our ability to restructure our outstanding indebtedness on a satisfactory and timely basis, the ramifications of any restructuring, the acceptance and continued use by subscribers and potential subscribers of the Company's services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.


For further information please contact:

Claire Appleby                                      Bert Holtkamp
UPC Investor Relations                              UPC Corporate Communications
+ 44 (0) 207 838 2004                               + 31 (0) 20 778 9447
Email: ir@upccorp.com                               Email: corpcomms@upccorp.com

Also, please visit www.upccorp.com for further information about UPC

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